Exhibit 8.1

August 15, 2016

Board of Directors
Full House Resorts, Inc.
4670 S. Fort Apache Road, Ste. 190
Las Vegas, Nevada

Dear Ladies and Gentlemen:

As counsel for Full House Resorts, Inc., a Delaware corporation (the “Company”), we have examined and are familiar with the Registration Statement on Form S-3 (the “Registration Statement”), which is being filed by FHR on the date hereof with the Securities and Exchange Commission (the “Commission”) for the purpose of registering, under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of shares of the Company’s common stock, par value $0.0001 (the “Common Stock”), and the non-transferable rights to subscribe to shares of Common Stock for $1.30 per share (the “Rights”), to be issued by the Company in a distribution (the “Rights Distribution”) to holders of Common Stock as of 5:00 p.m., Pacific time, on August 25, 2016.  Following the Rights Distribution, the Company proposes to issue shares of Common Stock upon exercise of the Rights, in accordance with and as more fully set forth in the prospectus forming part of the Registration Statement.

The terms of the Rights Distribution and the Rights Offering are described in the Registration Statement.  We have participated in the preparation of the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Rights Distribution and the Rights Offering” (the “Discussion”), which is premised upon the provision by us of this opinion and the accuracy of the facts, information, statements, representations, covenants, and assumptions upon which this opinion is based.  References herein to the “Code” shall refer to the Internal Revenue Code of 1986, as amended (the “Code”).

In providing this opinion, we have examined and relied upon the facts, information, statements, representations, and covenants contained in (i) the Registration Statement, (ii) the Amended and Restated Certificate of Incorporation of the Company, which will be in effect at the effective time of the Rights Distribution, and (iii) such other documents, records certificates and information provided to us by the Company, as we have deemed necessary or appropriate as a basis for this opinion.  References to each of the documents above include references to any exhibits, attachments, appendices, and schedules thereto.  This opinion assumes and is conditioned on, among other things, the initial and continuing accuracy and completeness, which we have neither investigated nor verified, of the facts, information, statements, representations, and covenants set forth in each of the documents referred to above.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, electronic, or facsimile copies and the authenticity of the originals of such documents. We also have assumed that the Rights Distribution and Rights Offering will be consummated in the manner described in the Registration Statement, and that none of the terms and conditions of the Rights Distribution or Rights Offering will have been waived or modified in any respect. Any inaccuracy in any of the aforementioned facts, information, statements,

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Full House Resorts, Inc.
August 15, 2016

representations, or assumptions or any breach of any of the aforementioned covenants could adversely affect this opinion.

Subject to the foregoing and subject to the conditions, limitations, and qualifications described herein and in the Discussion, it is our opinion that, under presently applicable U.S. federal income tax law:

•	no gain or loss should be recognized by the Company as a result of the Rights Distribution; and

•	no gain or loss should be recognized by, and no amount should be included in the income of, holders of Common Stock upon the receipt of the Rights in the Rights Distribution.

This opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date hereof.  There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein.  We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so.  This opinion is not binding upon the Internal Revenue Service (the “IRS”) or any court and will not preclude the IRS or such court from adopting a contrary position.  We express no other opinion as to the U.S. federal tax consequences, and express no opinion as to the state, local, foreign, or other tax consequences, of the Rights Distribution.

This opinion is delivered to you solely in connection with and for purposes of the transactions contemplated by the Registration Statement and is not to be relied upon by any other person, quoted in whole or in part, or otherwise referred to (except in a list of closing documents), nor is it to be provided to any other person without our prior written consent.  Notwithstanding the foregoing sentence, we consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references to our firm name in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules of the SEC thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP